NEWS RELEASE

Coeur Reports First Quarter 2020 Results

Chicago, Illinois - April 22, 2020 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2020 financial results, including revenue of $173.2 million, cash flow from operating activities of $(8.0) million and GAAP net loss from continuing operations of $11.9 million, or $0.05 per share. On an adjusted basis1, the Company reported EBITDA of $46.6 million, cash flow from operating activities prior to changes in working capital of $30.1 million and net loss from continuing operations of $0.8 million, or $0.00 per share.

Key Highlights

•
Proactive response to managing impacts of global COVID-19 pandemic - As part of Coeur’s corporate crisis management process, a special advisory committee was established in early March to evaluate and address ongoing concerns, risks and challenges associated with COVID-19. Primary objectives of the committee remain (i) protecting the health of Coeur’s workforce and communities, and (ii) ensuring continuity of the Company’s operations to the extent possible

•
Financial results reflective of key elements of Company strategy - Gold sales represented a record high 74% of quarterly revenue, while Coeur’s three U.S. operations – all of which continue to operate – comprised 56% of quarterly revenue

•
Strong operational and financial performance at Palmarejo - Palmarejo was the Company’s top performing operation, driven by a 10% increase in gold production quarter-over-quarter. The operation generated $28.9 million in operating cash flow and recorded adjusted costs applicable to sales (“CAS”)[1] of $645 per ounce of gold and $8.37 per ounce of silver. Strong operational performance helped to generate $21.8 million of free cash flow[1] during the first quarter

•
Improved crusher performance and major permitting milestone achieved at Rochester - Coeur processed 37,677 tons per day (“tpd”) through the upgraded crusher configuration at Rochester during the first quarter, exceeding its target by 11% and was 33% higher than the prior quarter. The Company also received the Record of Decision from the Bureau of Land Management for Plan of Operations Amendment 11 (“POA 11”), marking a significant achievement toward the planned expansion at Rochester

•
Advancing exploration efforts across portfolio - Coeur began its largest exploration program in Company history, drilling roughly 20% more footage than the prior period and nearly 60% more than the first quarter of 2019. The increased exploration activity was primarily related to the expanded drilling program underway at Palmarejo and the ramp up in drilling at the Sterling and Crown deposits in southern Nevada. Expanded drilling programs at Kensington and Silvertip also commenced during the quarter

•
Safe transition and advancing work on pre-feasibility study at Silvertip - The Company safely ramped down Silvertip, completing the transition to a temporary suspension of mining and processing activities announced in February. Zinc and lead markets continued to face significant headwinds during the first quarter, further validating Coeur’s decision to temporarily suspend active mining and processing activities. Work on the pre-feasibility study to evaluate a mill expansion is advancing

•
Additional execution of opportunistic hedging - The Company continued to add to its zero-cost collar (“ZCC”) gold hedging program during the quarter, with a total of 153,000 and 99,000 ounces now hedged through the remainder of 2020 and in 2021, respectively. Coeur also capitalized on multi-year low exchange rates for the Mexican Peso and Canadian Dollar by securing rate protection on a portion of its foreign currency-denominated expenses over the next two years. The increased hedging activity is being implemented to provide downside protection in preparation for the POA 11 expansion at Rochester, which is expected to be funded with a combination of internally generated cash flow and its senior secured revolving credit facility (“RCF”)

•
Bolstered cash balance to enhance financial flexibility - Coeur had $52.9 million of cash and cash equivalents as of March 31, 2020. As a precautionary measure, the Company further bolstered its cash position by drawing down an additional $100.0 million from its RCF shortly after the end of the quarter in response to potential impacts of COVID-19, bringing the total amount drawn to $150.0 million

“Our top priority as we navigate the COVID-19 situation continues to be the health, safety and well-being of our workforce, their families, and the communities where we operate,” said Mitchell J. Krebs, President and Chief Executive Officer. “We have put stringent controls and procedures in place throughout the Company focused on (i) controlling and limiting access to our sites, (ii) screening employees and visitors at entrance points, (iii) reducing exposure risk through a range of social distancing protocols as well as proactive sanitizing and cleaning procedures, and (iv) mandating all office personnel work from home. We have also implemented travel restrictions and reporting requirements for all of our employees.”
“At this time, three of our four active mines remain in operation. Our three U.S. assets continue to operate, while our Palmarejo mine in Mexico has taken steps to suspend active mining and processing activities in accordance with the Mexican government’s decree to suspend non-essential business activities. We safely ramped down mining and processing activities at our Silvertip operation in British Columbia in February and are successfully carrying out site-based activities and advancing our drilling program. Finally, we continue to coordinate with federal, state and local officials, our suppliers, health providers, and other mining companies to share best practices, provide assistance and support to local communities, and ensure we are doing everything possible to mitigate the risks and potential impact of this global health crisis.”
Mr. Krebs continued, “Our first quarter consolidated financial results were in-line with our expectations, led again by strong performance from Palmarejo. We made solid progress on several key 2020 priorities , including (i) advancing our efforts to further expand and reposition Rochester as a long-life asset generating strong, consistent cash flow, (ii) increasing our investment in exploration to drive further reserve and resource growth throughout the Company, and (iii) evaluating a potential expansion of Silvertip. Additionally, we have taken proactive steps to maximize our financial flexibility during this period of unprecedented volatility and uncertainty. We look forward to delivering on our key objectives during the remainder of the year in a constructive gold price environment and to navigating the near-term uncertainty related to COVID-19. We remain enthusiastic about the opportunities we are pursuing to deliver high-return growth over the coming years for our stockholders,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Gold Sales	$127.6	$134.3	$141.9	$110.3	$106.8
Silver Sales	$44.9	$54.8	$51.6	$45.0	$40.1
Zinc Sales	$(0.7)	$2.6	$2.0	$2.6	$5.6
Lead Sales	$1.3	$3.3	$4.0	$4.2	$2.4
Consolidated Revenue	$173.2	$195.0	$199.5	$162.1	$154.9
Costs Applicable to Sales[2]	$118.9	$146.6	$141.0	$131.9	$131.7
General and Administrative Expenses	$8.9	$7.6	$9.6	$7.8	$9.5
Net Income (Loss)	$(11.9)	$(270.9)	$(14.3)	$(36.8)	$(24.9)
Net Income (Loss) Per Share	$(0.05)	$(1.13)	$(0.06)	$(0.18)	$(0.12)
Adjusted Net Income (Loss)[1]	$(0.8)	$(3.3)	$(5.3)	$(23.0)	$(23.0)
Adjusted Net Income (Loss)[1] Per Share	$0.00	$(0.01)	$(0.02)	$(0.11)	$(0.11)
Weighted Average Shares Outstanding	240.3	238.7	225.9	207.8	202.4
EBITDA[1]	$25.5	$(214.5)	$37.6	$7.7	$14.8
Adjusted EBITDA[1]	$46.6	$59.8	$61.0	$30.6	$26.1
Cash Flow from Operating Activities	$(8.0)	$39.3	$42.0	$26.4	$(15.8)
Capital Expenditures	$22.2	$21.0	$30.7	$20.7	$27.4
Free Cash Flow[1]	$(30.2)	$18.4	$11.3	$5.7	$(43.3)
Cash, Equivalents & Short-Term Investments	$52.9	$55.6	$65.3	$37.9	$69.0
Total Debt[3]	$343.1	$295.5	$298.7	$370.0	$456.8
Average Realized Price Per Ounce – Gold	$1,490	$1,407	$1,413	$1,277	$1,251
Average Realized Price Per Ounce – Silver	$16.63	$16.99	$17.17	$14.75	$15.22
Average Realized Price Per Pound – Zinc	$(0.21)	$0.62	$0.50	$0.49	$1.19
Average Realized Price Per Pound – Lead	$0.54	$0.78	$0.92	$0.82	$0.86
Gold Ounces Produced	85,077	94,716	99,782	86,584	78,336
Silver Ounces Produced	2.7	3.1	3.0	3.1	2.5
Zinc Pounds Produced	2.5	3.9	4.2	5.3	3.7
Lead Pounds Produced	2.2	4.0	4.5	5.0	3.1
Gold Ounces Sold	85,635	95,532	100,407	86,385	85,326
Silver Ounces Sold	2.7	3.3	3.0	3.0	2.6
Zinc Pounds Sold	3.2	4.1	4.1	5.3	4.7
Lead Pounds Sold	2.5	4.3	4.3	5.2	2.7

Financial Results
First quarter 2020 revenue totaled $173.2 million compared to $195.0 million in the prior period and $154.9 million in the first quarter of 2019. During the first quarter, the Company produced 85,077 ounces of gold, 2.7 million ounces of silver, 2.5 million pounds of zinc and 2.2 million pounds of lead. Metal sales for the quarter totaled 85,635 ounces of gold, 2.7 million ounces of silver, 3.2 million pounds of zinc and 2.5 million pounds of lead.
Average realized gold and silver prices for the quarter were $1,490 and $16.63 per ounce, respectively, or 6% higher and 2% lower quarter-over-quarter. Average realized zinc and lead prices, net of treatment and refining charges and including the impact of provisional price and quantity adjustments, for the quarter were $(0.21) and $0.54 per pound, respectively, compared to $0.62 and $0.78 per pound in the prior quarter. The significant decrease in base metals prices, combined with the finalization of the annual zinc and lead benchmark treatment charges at $299.75 and $182.50 per tonne, respectively, further validated the Company’s decision to temporarily suspend active mining and processing activities at Silvertip in mid-February.
Gold and silver sales accounted for 74% and 26% of first quarter revenue, respectively, while combined zinc and lead sales were minimal. The Company’s U.S. operations accounted for approximately 56% of first quarter revenue, down modestly from approximately 59% in the prior period.
Costs applicable to sales of $118.9 million were 19% lower quarter-over-quarter, reflecting the suspension of mining and processing activities at Silvertip as well as lower production from Rochester and Wharf. First quarter general and administrative expenses totaled $8.9 million compared to $7.6 million in the prior period, primarily driven by higher employee-related expenses.
First quarter exploration expense was $6.4 million, or 11% lower quarter-over-quarter. The Company focused on infill and expansion drilling at Palmarejo and Sterling as well as expansion drilling at Kensington, Silvertip and the Crown Block. See the “Operations” section and page 16 for additional details on the Company’s exploration activities.
Coeur recorded an income tax benefit of $3.9 million during the first quarter. Cash income and mining taxes paid during the quarter totaled approximately $10.9 million, including the annual payment of the Mexican Mining Royalty Tax of $4.6 million.
Quarterly operating cash flow totaled $(8.0) million, reflecting lower operating cash flow across most of the Company’s operations and unfavorable changes in working capital during the period. Cash flow prior to changes in working capital totaled $30.1 million. Operating cash flow in the first quarter was impacted by Silvertip, including (i) cash outflow of approximately $10.4 million related to an inventory adjustment prior to the suspension of active mining and processing activities in mid-February and (ii) $6.3 million of costs associated with the ramp down, including $3.7 million in one-time costs primarily related to employee severance and contractual obligations. The Company now expects ongoing carrying costs during the suspension to total approximately $4.5 million per quarter, down from its original estimate of approximately $6.0 million per quarter.
Additionally, first quarter operating cash flow includes approximately $7.0 million of cash outflow associated with the Company’s prepayment agreement at Kensington. Coeur expects the remaining $8.0 million cash outflow under the arrangement will occur in the second quarter.
First quarter capital expenditures remained relatively consistent with the prior period, totaling $22.2 million. Sustaining and development capital expenditures accounted for approximately 77% and 23%, respectively, of the Company’s capital expenditures during the quarter.

COVID-19 Update
Coeur established a special advisory committee to evaluate ongoing concerns, risks and challenges with respect to COVID-19 across its operations and corporate headquarters in early March 2020. The primary goals of the committee include (i) protecting the health, safety and well-being of Coeur’s workforce and communities, and (ii) ensuring the continuity of business operations. The committee meets regularly via video conference and has elevated its level of communications by proactively engaging with various stakeholders, including regulators, government officials, community partners and healthcare providers, among others.
The current status of each of the Company’s operations is highlighted below:

Operation	Location	Status	Commentary
Palmarejo	Chihuahua, Mexico	Temporarily suspended	Precious metals mining not considered essential as part of decree issued by the Federal Government of Mexico on March 31, 2020
Rochester	Nevada, United States	Operating	Mining considered essential as part of State of Nevada regulations issued on March 20, 2020
Kensington	Alaska, United States	Operating	Mining considered essential as part of State of Alaska declaration on March 27, 2020
Wharf	South Dakota, United States	Operating	State of South Dakota issued a public order mandating the closure of all public-facing businesses, which does not include Wharf, on March 23, 2020
Silvertip	British Columbia, Canada	Temporarily suspended
Previously announced temporary suspension of mining and processing activities (unrelated to COVID-19). No actions required at this time to comply with restrictions issued by the Government of British Columbia

Each of the Company’s operations has developed site-specific screening, education and modifications to work procedures to limit and identify COVID-19 exposure and transmission. Operational readiness is routinely being assessed as the situation continues to evolve and each site has scenario plans in place, should the need arise. Coeur is following guidance from the U.S. Centers for Disease Control and Prevention, Mexican and Canadian public health officials, World Health Organization as well as federal, state and local authorities to safeguard the health, safety and well-being of its employees, contractors and communities, and minimize business interruption.
Key initiatives that the Company has undertaken include:

•	Travel and site access restricted to business-critical needs; discretionary travel strongly discouraged and must be reported

•	Health and travel questionnaires as well as temperature checks required prior to entering sites

•	Increased cleaning and disinfecting of common areas

•	Social distancing, including limiting meetings to ten people (or less)

•	Extended rotational schedules at certain operations to reduce travel to and from site

•	All site-level employees who can and all corporate headquarter employees working remotely

•	Providing ongoing support to local communities, including donations of critical supplies

•	Partnering with local communities in communication and response efforts
Coeur has also evaluated its supply chain and metal sales risks at each operation and remains in close contact with critical vendors, customers and transportation providers, establishing back-up arrangements to mitigate the impact of any disruptions related to COVID-19. The Company has not experienced any material disruptions and has incurred minimal additional operating costs to date.

Liquidity Update
A key element of the Company’s strategy is prudent balance sheet management. At March 31, 2020, Coeur had $252.9 million of total liquidity, including $52.9 million of cash and cash equivalents and $200.0 million of availability under its RCF that is scheduled to mature in October 2022. The Company has completed various scenario planning analyses to consider potential impacts of COVID-19 on its business, including volatility in commodity prices, temporary disruptions and/or curtailments of operating activities (voluntary or involuntary).
To provide additional flexibility to respond to potential downside scenarios, Coeur drew an additional $100.0 million from its RCF shortly after the end of the first quarter as a precautionary measure. As of April 22, 2020, the Company had approximately $150.0 million drawn under its RCF. Additionally, as Coeur seeks to proactively maximize its financial flexibility during these unprecedented levels of volatility and uncertainty, the Company intends to take the prudent step of re-establishing an at-the-market equity facility.

Hedging Update
Building on the gold hedging program that commenced in 2019, Coeur continued to execute additional series of ZCC hedges on a portion of its gold production. The ZCC structure allows for downside protection against potential decreases in the price of gold, while enabling participation in the potential upside to a specified ceiling price. An overview of the hedges currently implemented is outlined below:

•	2Q 2020: 48,000 ounces of gold at an average floor of $1,426 per ounce and an average ceiling of $1,829 per ounce;

•	3Q 2020: 49,500 ounces of gold at an average floor of $1,441 per ounce and an average ceiling of $1,826 per ounce; and

•	4Q 2020: 55,500 ounces of gold at an average floor of $1,471 per ounce and an average ceiling of $1,823 per ounce

•	1H 2021: 28,500 ounces of gold per quarter at an average floor of $1,600 per ounce and an average ceiling of $1,837 per ounce

•	2H 2021: 21,000 ounces of gold per quarter at an average floor of $1,600 per ounce and an average ceiling of $1,815 per ounce
During the quarter, the Coeur also implemented a series of foreign currency hedges to further enhance its downside protection. The Company has secured rate protection on approximately 50% of its Mexican peso- and Canadian dollar-denominated expenses for 2020 at average rates of roughly 24.09 and 1.44, respectively, and approximately 50% of its Mexican peso-denominated expenses for 2021 at an average rate of roughly 24.99.

Rochester Expansion
With the receipt of the Record of Decision in March 2020, the Company received the key regulatory approval to begin advancing its work on POA 11 at Rochester. The expansion project contemplates the construction of a new leach pad, a new crushing facility equipped with a second high-pressure grinding roll unit and a new Merrill-Crowe process plant as well as additional infrastructure to support the extension of Rochester’s mine life.
The Company is nearing completion of its internal studies to support the expansion with the assistance of SNC-Lavalin who has been selected to provide engineering, procurement and overall project management services. Coeur intends to complete its internal review of the business case supporting the expansion during the second quarter of 2020.
The Company intends to file an updated technical report in accordance with Canadian National Instrument 43-101 in late 2020 further outlining the expansion, including an updated mine plan and proposed capital estimate as well as additional operational and financial information regarding the expected impacts of high-pressure grinding roll technology.

Operations
First quarter 2020 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Tons milled	479,562	486,779	442,464	447,727	378,987
Average gold grade (oz/t)	0.07	0.07	0.09	0.07	0.07
Average silver grade (oz/t)	4.69	5.11	4.88	4.74	4.64
Average recovery rate – Au	91.6%	84.9%	81.7%	87.7%	83.4%
Average recovery rate – Ag	81.5%	81.7%	79.6%	81.8%	72.8%
Gold ounces produced	31,578	28,702	31,779	28,246	23,205
Silver ounces produced (000’s)	1,835	2,029	1,720	1,735	1,278
Gold ounces sold	31,287	27,952	32,731	28,027	27,394
Silver ounces sold (000’s)	1,895	1,980	1,747	1,709	1,405
Average realized price per gold ounce	$1,331	$1,238	$1,269	$1,210	$1,154
Average realized price per silver ounce	$17.25	$17.28	$17.05	$14.86	$15.39
Metal sales	$74.3	$68.9	$71.3	$59.3	$53.2
Costs applicable to sales[2]	$36.0	$34.8	$37.4	$36.5	$33.2
Adjusted CAS per AuOz[1]	$645	$622	$660	$741	$713
Adjusted CAS per AgOz[1]	$8.37	$8.79	$8.95	$9.17	$9.66
Exploration expense	$1.5	$2.0	$1.6	$1.1	$1.0
Cash flow from operating activities	$28.9	$41.4	$36.3	$15.6	$5.9
Sustaining capital expenditures (excludes capital lease payments)	$7.1	$6.2	$4.7	$5.0	$6.0
Development capital expenditures	$—	$2.4	$3.1	$2.6	$2.7
Total capital expenditures	$7.1	$8.6	$7.8	$7.6	$8.7
Free cash flow[1]	$21.8	$32.8	$28.5	$8.0	$(2.8)

•	As previously disclosed, Coeur began taking steps toward temporarily suspending active mining and processing activities at Palmarejo in accordance with a government-mandated decree

•	The Company is taking all appropriate actions to be able to safely and expeditiously ramp production back up once the suspension has been lifted
Operational

•
First quarter gold production increased 10% to 31,578 ounces, while silver production decreased 10% to 1.8 million ounces compared to the prior quarter. Year-over-year gold and silver production increased 36% and 44%, respectively

•
Higher gold production during the quarter was driven by improved recovery rates from ongoing grinding, blending and flotation optimization initiatives. Lower quarter-over-quarter silver production was largely due to a decrease in average grade, in-line with mine plan sequencing

•
Throughput from La Nación, located within the Independencia mine complex, averaged approximately 518 tpd during the quarter, lower than the Company’s target of 700 tpd target due to blending adjustments

Financial

•
First quarter adjusted CAS[1] for gold on a co-product basis increased 4% compared to the prior period to $645 per ounce, while adjusted CAS[1] for silver on a co-product basis decreased 5% to $8.37 per ounce

•	Quarterly capital expenditures decreased 17% to $7.1 million and continued to focus on mine development and infrastructure projects

•
Free cash flow[1] in the first quarter totaled $21.8 million, compared to $32.8 million in the prior period. Lower quarter-over-quarter free cash flow[1] reflects the payment of cash income and mining taxes paid during the first quarter totaling $8.9 million, partially offset by higher metal sales and lower capital expenditures

Exploration

•
Exploration investment for first quarter totaled approximately $2.7 million ($1.5 million expensed and $1.2 million capitalized), compared to roughly $3.0 million ($2.0 million expensed and $1.0 million capitalized) in the prior quarter

•
Up to eight surface and underground core rigs were active during the quarter, focusing on infill drilling within the two underground mine complexes, Independencia and Guadalupe, and on resource expansion both north and south of both mine complexes. New resource expansion holes were also drilled east and north of Independencia

•
A total of 16 expansion and 47 infill holes were drilled during the quarter for a total 66,331 feet (20,218 meters). Coeur expects to ramp up to ten active rigs with an emphasis on expansion drilling once the suspension has been lifted

Other

•	Approximately 35% of Palmarejo’s gold sales in the first quarter, or 10,996 ounces, were sold under its gold stream agreement at a price of $800 per ounce

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Ore tons placed	3,428,578	2,612,319	2,516,353	2,786,287	2,667,559
Average silver grade (oz/t)	0.57	0.47	0.43	0.45	0.46
Average gold grade (oz/t)	0.002	0.003	0.004	0.003	0.003
Silver ounces produced (000’s)	687	848	982	971	960
Gold ounces produced	5,936	10,634	7,901	8,609	8,256
Silver ounces sold (000’s)	632	932	951	962	1,000
Gold ounces sold	5,473	11,248	7,651	8,642	8,511
Average realized price per silver ounce	$16.99	$17.22	$17.02	$14.83	$15.31
Average realized price per gold ounce	$1,583	$1,484	$1,476	$1,295	$1,299
Metal sales	$19.4	$32.6	$27.5	$25.5	$26.4
Costs applicable to sales[2]	$17.0	$25.3	$27.7	$24.7	$22.5
Adjusted CAS per AgOz[1]	$14.38	$13.25	$14.24	$13.19	$12.83
Adjusted CAS per AuOz[1]	$1,359	$1,142	$1,230	$1,153	$1,092
Exploration expense	$0.2	$0.4	$0.1	$0.1	$0.1
Cash flow from operating activities	$(9.3)	$6.9	$8.3	$1.6	$(1.0)
Sustaining capital expenditures (excludes capital lease payments)	$0.1	$0.9	$(1.0)	$0.4	$1.8
Development capital expenditures	$5.0	$4.1	$11.2	$2.4	$2.8
Total capital expenditures	$5.1	$5.0	$10.2	$2.8	$4.6
Free cash flow[1]	$(14.4)	$1.9	$(1.9)	$(1.2)	$(5.6)
Operational

•
Silver and gold production decreased 19% and 44% quarter-over-quarter to approximately 0.7 million ounces and 5,936 ounces, respectively. Year-over-year silver and gold production both decreased approximately 28%

•
As anticipated, lower production during the quarter was primarily driven by the restocking of metal inventory and increasing depths to liner for inventory under leach as well as the placement of lower grade gold material. Production is expected to climb steadily through the end of the year as restocking continues and expected accelerated silver recoveries are realized

•
Overall crushing and placement rates were higher during the quarter as the Company was able to process 37,677 tpd through the new crushing circuit, exceeding its targeted rate of 34,000 tpd by roughly 11% and approximately 33% higher than the prior period. Better-than-anticipated processing rates were driven by blasting optimization initiatives and modifications to the crushing circuit

•
Recovery rates on ore crushed through the new circuit continue to track in-line with original expectations. Additional third-party metallurgical test work is scheduled to be conducted during the second quarter to further enhance the Company’s understanding of silver recoveries utilizing the new crushing configuration

Financial

•
First quarter adjusted CAS[1] for silver and gold on a co-product basis increased by approximately 9% and 19% quarter-over-quarter, to $14.38 and $1,359 per ounce, respectively, reflecting lower production levels and fewer ounces sold during the quarter

•	Capital expenditures of $5.1 million remained consistent with the prior period as the Company continued to progress POA 11 towards final construction approval

•	Free cash flow[1] totaled $(14.4) million in the first quarter, compared to $1.9 million in the fourth quarter of 2019, largely driven by lower production and metal sales
Exploration

•	Exploration investment for the first quarter was minimal, totaling approximately $0.4 million, and is expected to increase throughout the year as weather conditions improve

•
Shortly after the end of the first quarter, two core rigs began directional drilling to continue testing areas of potential mineralization under the Stage I and Stage II leach pads at East Rochester. The targets are following the success of the drill programs completed in 2016 and 2019

Other

•	In mid-March 2020, mining was classified as an essential business in Nevada. Coeur continues to implement its Companywide safety protocols at Rochester to limit COVID-19 exposure and transmission

•
The final Environmental Impact Statement for POA 11 was released on February 24, 2020, followed by the approval of the Record of Decision on March 30, 2020. The federal approval by the Bureau of Land Management is a major milestone in the Company’s planned expansion at Rochester

•	Coeur is also advancing state permits necessary to move forward with the construction of POA 11, which is expected to begin in the third quarter of 2020

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Tons milled	162,341	167,061	166,475	160,510	164,332
Average gold grade (oz/t)	0.21	0.20	0.22	0.23	0.20
Average recovery rate	93.5%	87.2%	93.2%	93.0%	90.2%
Gold ounces produced	32,022	29,736	34,156	34,049	29,973
Gold ounces sold	32,781	29,293	35,452	34,415	31,335
Average realized price per gold ounce, gross	$1,603	$1,493	$1,505	$1,332	$1,301
Treatment and refining charges per gold ounce	$27	$24	$20	$20	$15
Average realized price per gold ounce, net	$1,576	$1,469	$1,485	$1,312	$1,286
Metal sales	$51.7	$43.0	$52.6	$45.2	$40.3
Costs applicable to sales[2]	$30.5	$28.8	$29.5	$29.1	$32.2
Adjusted CAS per AuOz[1]	$928	$976	$822	$842	$990
Prepayment, working capital cash flow	$(7.0)	$4.7	$(14.7)	$25.0	$—
Exploration expense	$1.8	$1.6	$1.5	$2.0	$0.5
Cash flow from operating activities	$11.9	$19.9	$4.5	$41.4	$6.2
Sustaining capital expenditures (excludes capital lease payments)	$4.8	$4.3	$4.9	$4.9	$9.4
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$4.8	$4.3	$4.9	$4.9	$9.4
Free cash flow[1]	$7.1	$15.6	$(0.4)	$36.5	$(3.2)
Operational

•	Gold production increased 8% quarter-over-quarter and 7% year over year to 32,022 ounces

•	Higher gold production during the quarter was largely driven by a slight increase in average grade due to positive grade reconciliation in the Kensington Main deposit

•
Higher recoveries in the first quarter were driven by additional ounces that were liberated during a liner change on the ball mill. The quarter-over-quarter recovery improvement reflects a positive impact from the final settlements of gold shipments during the first quarter, compared to unfavorable final settlements in the prior period

•
Jualin accounted for approximately 8% of Kensington’s first quarter production, compared to approximately 15% in the prior quarter. Jualin is now expected to account for approximately 15-20% of Kensington’s total production in 2020, largely due to infrastructure maintenance completed during the quarter as well as changes to workforce rotations driven by COVID-19 mitigation efforts

Financial

•	Adjusted CAS[1] decreased 5% quarter-over-quarter to $928 per ounce, largely due the improvement in average grade and higher gold sales during the first quarter

•	Capital expenditures of $4.8 million were slightly higher compared to the prior period, reflecting planned investment in underground development and equipment purchases

•
Free cash flow[1] totaled $7.1 million during the first quarter, including cash outflow of approximately $7.0 million associated with the fourth quarter 2019 prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow[1] totaled approximately $14.1 million in the first quarter

Exploration

•
Exploration investment during the first quarter totaled approximately $1.9 million (substantially all expensed), compared to approximately $1.7 million (substantially all expensed) in the prior quarter

•
Three core rigs were active during the quarter, two underground and one surface, exclusively focused on resource expansion drilling. The underground rigs initially focused on the Jualin and lower Kensington Zone 10 veins and were moved to the Elmira vein later in the quarter. The surface rig was added to test Jualin veins #1 and #2

•	A total of 29 resource expansion holes were drilled during the quarter for a total of 29,407 feet (8,963 meters)
Other

•
In March 2020, mining was classified as an essential business in Alaska. Rotational schedules at site have been temporarily extended from 14 days to 28 days in response to concerns related to COVID-19. All employees are required to quarantine in a Juneau-based facility for 14 days prior to starting their 28-day rotation

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Ore tons placed	946,449	1,100,393	1,503,021	919,435	1,090,510
Average gold grade (oz/t)	0.025	0.023	0.027	0.023	0.020
Gold ounces produced	15,541	25,644	25,946	15,680	16,902
Silver ounces produced (000’s)	15	20	18	12	13
Gold ounces sold	16,094	27,039	24,573	15,301	18,086
Silver ounces sold (000’s)	15	21	17	12	14
Average realized price per gold ounce	$1,592	$1,482	$1,481	$1,311	$1,317
Metal sales	$25.9	$40.5	$36.7	$20.2	$24.0
Costs applicable to sales[2]	$17.8	$25.7	$22.1	$15.5	$17.4
Adjusted CAS per AuOz[1]	$1,090	$802	$887	$1,002	$949
Exploration expense	$—	$0.2	$0.1	$—	$—
Cash flow from operating activities	$2.6	$17.0	$17.6	$0.5	$4.2
Sustaining capital expenditures (excludes capital lease payments)	$0.4	$0.8	$0.8	$0.2	$0.4
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$0.4	$0.8	$0.8	$0.2	$0.4
Free cash flow[1]	$2.2	$16.2	$16.8	$0.3	$3.8
Operational

•	Gold production in the first quarter decreased 39% quarter-over-quarter and 8% year-over-year to 15,541 ounces

•	Similar to the first quarter of 2019, lower production was primarily driven by adverse weather in the beginning of the year, which impacted crusher performance and placement rates during the quarter

•	The Company has engaged a third-party contractor to supplement crusher performance, which is expected to drive higher production during the remainder of the year
Financial

•	Adjusted CAS[1] on a by-product basis increased 36% quarter-over-quarter to $1,090 per ounce, primarily driven by lower production during the first quarter

•	First quarter capital expenditures totaled $0.4 million, compared to $0.8 million in the prior period

•	Free cash flow[1] was $2.2 million in the first quarter and has now totaled $175.0 million since Coeur acquired the operation in February 2015 for approximately $99.5 million
Exploration

•	As anticipated, exploration investment in the first quarter was minimal and is expected to increase during the second half of the year

•
Exploration activities during the year are expected to focus on geologic mapping, geochemical sampling and drilling at the Richmond Hill project, which is located approximately four miles north-northeast of Wharf. Coeur has an exclusive option agreement with Barrick Gold Corp to acquire the project that expires in September 2021

Other

•
In late March 2020, South Dakota issued a public order mandating the closure of all public-facing businesses, which does not include Wharf. Coeur continues to implement its Companywide safety protocols at Wharf to limit COVID-19 exposure and transmission

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Tons milled	29,240	61,662	53,145	59,689	62,051
Average silver grade (oz/t)	7.03	6.97	7.54	7.48	5.50
Average zinc grade (%)	7.1%	7.5%	7.6%	7.5%	5.9%
Average lead grade (%)	5.2%	4.9%	5.4%	5.4%	3.7%
Average recovery rate – Ag	67.7%	65.1%	74.8%	77.0%	69.9%
Average recovery rate – Zn	59.3%	42.0%	51.7%	59.1%	50.5%
Average recovery rate – Pb	71.2%	66.4%	78.4%	77.3%	66.8%
Silver ounces produced (000's)	139	279	300	344	239
Zinc pounds produced (000's)	2,460	3,865	4,197	5,322	3,719
Lead pounds produced (000's)	2,177	4,021	4,478	4,980	3,077
Silver ounces sold (000's)	159	294	290	365	215
Zinc pounds sold (000's)	3,203	4,053	4,076	5,303	4,723
Lead pounds sold (000's)	2,453	4,223	4,331	5,186	2,748
Average realized price per silver ounce, gross	$10.10	$16.61	$19.94	$15.18	$14.98
Treatment and refining charges per silver ounce	$2.36	$2.34	$1.63	$1.18	$1.24
Average realized price per silver ounce, net	$7.74	$14.27	$18.31	$14.00	$13.74
Average realized price per zinc pound, gross	$0.15	$1.04	$0.86	$0.83	$1.50
Treatment and refining charges per zinc pound	$0.36	$0.42	$0.36	$0.34	$0.31
Average realized price per zinc pound, net	$(0.21)	$0.62	$0.50	$0.49	$1.19
Average realized price per lead pound, gross	$0.65	$0.89	$0.98	$0.87	$0.92
Treatment and refining charges per lead pound	$0.11	$0.11	$0.06	$0.05	$0.06
Average realized price per lead pound, net	$0.54	$0.78	$0.92	$0.82	$0.86
Metal sales	$1.9	$10.2	$11.3	$11.9	$10.9
Costs applicable to sales[2]	$17.7	$32.0	$24.2	$26.2	$26.4
Adjusted CAS per AgOz[1]	$11.79	$11.22	$14.14	$13.31	$13.73
Adjusted CAS per ZnLb[1]	$1.12	$0.69	$0.75	$1.02	$1.18
Adjusted CAS per PbLb[1]	$0.74	$0.62	$0.71	$0.77	$0.88
Exploration expense	$0.3	$0.9	$0.8	$0.7	$0.1
Cash flow from operating activities	$(27.1)	$(28.6)	$(15.3)	$(11.6)	$(13.9)
Sustaining capital expenditures (excludes capital lease payments)	$4.6	$2.0	$6.4	$5.0	$4.1
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$4.6	$2.0	$6.4	$5.0	$4.1
Free cash flow[1]	$(31.7)	$(30.6)	$(21.7)	$(16.6)	$(18.0)

•
Silvertip temporarily suspended mining and operating activities on February 19, 2020 (unrelated to COVID-19). Operational results in the table above reflect performance prior to the temporary suspension

Operational

•
First quarter production totaled 0.1 million ounces of silver, 2.5 million pounds of zinc and 2.2 million pounds of lead, compared to 0.3 million ounces, 3.9 million pounds and 4.0 million pounds, respectively, in the prior period

Financial

•	Adjusted CAS[1] figures shown in the table above and highlighted below exclude the impact of non-cash write downs of metal inventory

•
First quarter adjusted CAS[1] on a co-product basis were $11.79 per silver ounce, $1.12 per payable zinc pound and $0.74 per payable lead pound, compared to $11.22, $0.69 and $0.62, respectively, in the prior period

•
Costs related to the ramp down of active mining and processing activities totaled $6.3 million in the first quarter, including (i) $3.7 million in one-time costs primarily related to employee severance and contractual obligations, and (ii) $2.6 million in ongoing carrying costs

•	Coeur now expects ongoing carrying costs during the suspension to total approximately $4.5 million per quarter, down from its original estimate of approximately $6.0 million per quarter

•
Capital expenditures during the first quarter totaled $4.6 million and focused primarily on infrastructure projects and underground development as well as capital projects completed in the prior period

•	Free cash flow[1] for the quarter totaled $(31.7) million
Exploration

•	Exploration investment in the first quarter totaled approximately $0.3 million (substantially all expensed), compared to approximately $1.0 million (substantially all expensed) in the prior period

•	Two surface core rigs began expansion drilling on the Discovery North zone in early March, completing four holes that totaled 5,387 feet (1,642 meters) prior to the end of the quarter

•
The Company plans to have up five active rigs drilling by end of second quarter as weather conditions improve. Approximately 60% of the planned expansion holes will be focused on large step out targets to test the edges and limits of the known resource shapes

Other

•
Rotational schedules have been temporarily extended from 14 days to 21 days in response to concerns related to COVID-19. Due to the temporary suspension of mining and processing activities as well as the implementation of Coeur’s safety protocols, no further actions are required at this time to comply with restrictions currently issued by the Government of British Columbia

•
As previously disclosed, Coeur paid the second milestone payment under the Silvertip acquisition agreement tied to its year-end reserves and resources in the first quarter. The payment totaled $25.0 million, including approximately $18.8 million in cash and $6.3 million in stock

•	An internal pre-feasibility study commenced during the first quarter and is expected to be completed mid-year

Exploration
During the first quarter, the Company drilled 169,680 feet (51,719 meters) at a total investment of approximately $8.1 million ($6.4 million expensed and $1.7 million), compared to 142,385 feet (43,400 meters) at a total investment of roughly $9.1 million ($7.2 million expensed and $1.9 million capitalized) in the fourth quarter of 2019. Total feet drilled during the first quarter was approximately 19% higher compared to the prior period and 58% higher than the first quarter of 2019. The increase in drilling activity was due primarily to an accelerated ramp up in drill rigs at Palmarejo and the Sterling and Crown exploration properties in southern Nevada.
At Sterling and Crown, up to three reverse circulation rigs and a surface geology mapping program were active during the first quarter. A total of 48,090 feet (14,658 meters) were drilled during the quarter, compared to 35,610 feet (10,854 meters) in the prior period. One smaller, track-mounted rig focused on expansion drilling at the Secret Pass deposit, while a second, larger truck rig focused on testing the new C-Horst geophysical target, located approximately two miles north of the SNA deposit. Both the Secret Pass and SNA deposits are contained within the Crown Block.
At Sterling, a third rig continued drilling both infill and expansion holes in an effort to expand mineralization estimates by the end of the year. The drilling is specifically targeting higher-grade faults that controlled oxide gold mineralization in historical mining areas as well as shallow horizontal mineralized zones.
Both the infill and expansion drilling programs at Sterling and Crown are expected to continue throughout 2020. As part of the infill exploration, a core drilling program is scheduled to begin early in the second quarter with the objective of collecting core samples for density, metallurgy and engineering.
At the La Preciosa project located in Durango, Mexico, work on updating a scoping study progressed using the new geological and resource model. The scoping study is expected to be completed during the second quarter. Geological mapping, sampling and trenching continued during the quarter, while work commenced to independently audit the location of historic drillhole collars.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2020 financial results on April 23, 2020 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 7, 2020.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 40 059

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding exploration and development efforts and plans, the pre-feasibility study regarding an expansion of the mill at Silvertip, the impact of the new crushing circuit, expansion project and technical report preparation at Rochester, our hedging strategies, priorities, returns, growth, financial flexibility, crushing, anticipated production, COVID-19 mitigation efforts, strategic initiatives and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Average Gold Spot Price Per Ounce	$1,583	$1,481	$1,472	$1,309	$1,304
Average Silver Spot Price Per Ounce	$16.90	$17.32	$16.98	$14.88	$15.57
Average Zinc Spot Price Per Pound	$0.96	$1.08	$1.07	$1.25	$1.23
Average Lead Spot Price Per Pound	$0.84	$0.93	$0.92	$0.85	$0.92

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2019	December 31, 2019
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$52,895	$55,645
Receivables	19,722	18,666
Inventory	51,857	55,886
Ore on leach pads	83,035	66,192
Prepaid expenses and other	14,150	14,047
	221,659	210,436
NON-CURRENT ASSETS
Property, plant and equipment, net	242,018	248,789
Mining properties, net	702,960	711,955
Ore on leach pads	66,703	71,539
Restricted assets	8,123	8,752
Equity and debt securities	26,826	35,646
Receivables	23,149	28,709
Other	57,659	62,810
TOTAL ASSETS	$1,349,097	$1,378,636
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$61,519	$69,176
Accrued liabilities and other	49,935	95,616
Debt	23,588	22,746
Reclamation	3,094	3,114
	138,136	190,652
NON-CURRENT LIABILITIES
Debt	319,521	272,751
Reclamation	135,436	133,417
Deferred tax liabilities	36,472	41,976
Other long-term liabilities	58,888	72,836
	550,317	520,980
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 243,586,226 issued and outstanding at March 31, 2020 and 241,529,021 at December 31, 2019	2,436	2,415
Additional paid-in capital	3,603,785	3,598,472
Accumulated other comprehensive income (loss)	70	(136)
Accumulated deficit	(2,945,647)	(2,933,747)
	660,644	667,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,349,097	$1,378,636

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	In thousands, except share data
Revenue	$173,167	$154,870
COSTS AND EXPENSES
Costs applicable to sales(1)	118,917	131,650
Amortization	36,162	41,876
General and administrative	8,920	9,474
Exploration	6,386	3,714
Pre-development, reclamation, and other	6,555	4,434
Total costs and expenses	176,940	191,148
OTHER INCOME (EXPENSE), NET
Fair value adjustments, net	(8,819)	9,120
Interest expense, net of capitalized interest	(5,128)	(6,454)
Other, net	1,881	60
Total other income (expense), net	(12,066)	2,726
Income (loss) before income and mining taxes	(15,839)	(33,552)
Income and mining tax (expense) benefit	3,939	8,658
Income (loss) from continuing operations	$(11,900)	$(24,894)
Income (loss) from discontinued operations	—	5,693
NET INCOME (LOSS)	$(11,900)	$(19,201)
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on cash flow hedges, net of tax of $22 for the three months ended March 31, 2020	206	—
Unrealized gain (loss) on debt and equity securities	—	59
Other comprehensive income (loss)	206	59
COMPREHENSIVE INCOME (LOSS)	$(11,694)	$(19,142)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.05)	$(0.12)
Net income (loss) from discontinued operations	0.00	0.03
Basic(2)	$(0.05)	$(0.09)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.05)	$(0.12)
Net income (loss) from discontinued operations	0.00	0.03
Diluted(2)	$(0.05)	$(0.09)
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,900)	$(19,201)
(Income) loss from discontinued operations	—	(5,693)
Adjustments:
Amortization	36,162	41,876
Accretion	2,847	2,943
Deferred taxes	(5,487)	(8,259)
Fair value adjustments, net	8,819	(9,120)
Stock-based compensation	2,013	2,223
Gain on modification of right of use lease	(4,051)	—
Write-downs	10,381	15,447
Deferred revenue recognition	(7,548)	(445)
Other	(1,092)	1,695
Changes in operating assets and liabilities:
Receivables	(813)	(9,735)
Prepaid expenses and other current assets	(346)	(2,684)
Inventory and ore on leach pads	(21,925)	(18,821)
Accounts payable and accrued liabilities	(15,051)	(6,072)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	(7,991)	(15,846)
CASH PROVIDED BY (USED IN )OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(7,991)	(15,846)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,208)	(27,438)
Proceeds from the sale of assets	4,506	847
Proceeds from notes receivable	—	5,168
Other	(17)	1,741
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(17,719)	(19,682)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(17,719)	(19,682)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes and bank borrowings, net of issuance costs	50,000	15,000
Payments on debt, finance leases, and associated costs	(5,901)	(22,356)
Silvertip contingent consideration	(18,750)	—
Other	(1,973)	(3,364)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	23,376	(10,720)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	23,376	(10,720)
Effect of exchange rate changes on cash and cash equivalents	(626)	201
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,960)	(46,047)
Less net cash used in discontinued operations(1)	—	—
	(2,960)	(46,047)
Cash, cash equivalents and restricted cash at beginning of period	57,018	118,069
Cash, cash equivalents and restricted cash at end of period	$54,058	$72,022

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Net income (loss)	$(333,902)	$(11,900)	$(270,961)	$(14,277)	$(36,764)	$(19,201)
(Income) loss from discontinued operations, net of tax	—	—	—	—	—	(5,693)
Interest expense, net of capitalized interest	23,445	5,128	5,512	5,980	6,825	6,454
Income tax provision (benefit)	(6,410)	(3,939)	2,857	218	(5,546)	(8,658)
Amortization	173,162	36,162	48,118	45,678	43,204	41,876
EBITDA	(143,705)	25,451	(214,474)	37,599	7,719	14,778
Fair value adjustments, net	1,909	8,819	(7,829)	(4,377)	5,296	(9,120)
Foreign exchange (gain) loss	3,757	76	268	2,945	468	665
Asset retirement obligation accretion	12,058	2,847	3,124	3,080	3,007	2,943
Inventory adjustments and write-downs	5,747	476	363	5,371	2,193	1,623
(Gain) loss on sale of assets and securities	392	(374)	594	100	72	(52)
Impairment of long-lived assets	250,814	—	250,814	—	—	—
Silvertip inventory write-down	59,544	10,381	23,325	13,966	11,872	15,447
Silvertip one-time costs	3,659	3,659	—	—	—	—
Silvertip lease modification	(4,051)	(4,051)	—	—	—	—
Silvertip gain on contingent consideration	(955)	(955)	—	—	—	—
COVID-19 one-time costs	272	272	—	—	—	—
Wharf inventory write-down	3,596	—	3,596	—	—	—
Loss on debt extinguishment	1,282	—	—	1,282	—	—
Receivable write-down	1,040	—	—	1,040	—	—
Interest income on notes receivables	(18)	—	—	—	(18)	(180)
Adjusted EBITDA	$195,341	$46,601	$59,781	$61,006	$30,609	$26,104
Revenue	$729,799	$173,167	$195,040	$199,469	$162,123	$154,870
Adjusted EBITDA Margin	27%	27%	31%	31%	19%	17%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Net income (loss)	$(11,900)	$(270,961)	$(14,277)	$(36,764)	$(19,201)
Income loss from discontinued operations, net of tax	—	—	—	—	(5,693)
Fair value adjustments, net	8,819	(7,829)	(4,377)	5,296	(9,120)
Foreign exchange loss (gain)	(6,620)	1,733	2,022	889	1,256
(Gain) loss on sale of assets and securities	(374)	594	100	72	(52)
Impairment of long-lived assets	—	250,814	—	—	—
Silvertip inventory write-down	10,381	23,325	13,966	11,872	15,447
Silvertip one-time costs	3,659	—	—	—	—
Silvertip lease modification	(4,051)	—	—	—	—
Silvertip gain on contingent consideration	(955)	—	—	—	—
COVID-19 one-time costs	272	—	—	—	—
Wharf inventory write-down	—	3,596	—	—	—
Loss on debt extinguishment	—	—	1,282	—	—
Receivable write-down	—	—	1,040	—	—
Interest income on notes receivables	—	—	—	(18)	(180)
Tax effect of adjustments	—	(4,572)	(5,096)	(4,332)	(5,415)
Adjusted net income (loss)	$(769)	$(3,300)	$(5,340)	$(22,985)	$(22,958)

Adjusted net income (loss) per share - Basic	$0.00	$(0.01)	$(0.02)	$(0.11)	$(0.11)
Adjusted net income (loss) per share - Diluted	$0.00	$(0.01)	$(0.02)	$(0.11)	$(0.11)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Cash flow from continuing operations	$(7,991)	$39,295	$41,996	$26,435	$(15,846)
Capital expenditures from continuing operations	22,208	20,907	30,678	20,749	27,438
Free cash flow	$(30,199)	$18,388	$11,318	$5,686	$(43,284)

Consolidated Operating Cash Flow
Before Working Capital Changes Reconciliation

(Dollars in thousands)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Cash provided by (used in) continuing operating activities	$(7,991)	$39,295	$41,996	$26,435	$(15,846)
Changes in operating assets and liabilities:
Receivables	813	(17,970)	3,350	7,624	9,735
Prepaid expenses and other	346	(2,423)	(1,375)	834	2,684
Inventories	21,925	20,397	9,389	14,391	18,821
Accounts payable and accrued liabilities	15,051	18,318	(22,384)	(25,109)	6,072
Cash flow before changes in operating assets and liabilities	$30,144	$57,617	$30,976	$24,175	$21,466

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2020

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,149	$19,860	$42,429	$20,267	$23,002	$154,707
Amortization	(13,175)	(2,904)	(11,922)	(2,444)	(5,345)	(35,790)
Costs applicable to sales	$35,974	$16,956	$30,507	$17,823	$17,657	$118,917
Inventory Adjustments	73	(422)	(101)	(25)	(10,381)	(10,856)
By-product credit	—	—	—	(248)	—	(248)
Adjusted costs applicable to sales	$36,047	$16,534	$30,406	$17,550	$7,276	$107,813

Metal Sales
Gold ounces	31,287	5,473	32,781	16,094		85,635
Silver ounces	1,894,789	632,237		14,768	158,984	2,700,778
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			26%
Zinc					48%
Lead					26%

Adjusted costs applicable to sales
Gold ($/oz)	$645	$1,359	$928	$1,090
Silver ($/oz)	$8.37	$14.38			$11.79
Zinc ($/lb)					$1.12
Lead ($/lb)					$0.74

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,590	$31,100	$41,537	$29,818	$42,189	$194,234
Amortization	(14,799)	(5,791)	(12,776)	(4,072)	(10,166)	(47,604)
Costs applicable to sales	$34,791	$25,309	$28,761	$25,746	$32,023	$146,630
Inventory Adjustments	(11)	(116)	(176)	(3,677)	(23,325)	(27,305)
By-product credit	—	—	—	(373)	—	(373)
Adjusted costs applicable to sales	$34,780	$25,193	$28,585	$21,696	$8,698	$118,952

Metal Sales
Gold ounces	27,953	11,248	29,293	27,039	—	95,533
Silver ounces	1,979,315	931,326		21,132	294,498	3,226,271
Zinc pounds					4,052,554	4,052,554
Lead pounds					4,223,504	4,223,504

Revenue Split
Gold	50%	51%	100%	100%
Silver	50%	49%			38%
Zinc					32%
Lead					30%

Adjusted costs applicable to sales
Gold ($/oz)	$622	$1,142	$976	$802
Silver ($/oz)	$8.79	$13.25			$11.22
Zinc ($/lb)					$0.69
Lead ($/lb)					$0.62

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$53,237	$31,999	$43,085	$25,385	$32,457	$186,163
Amortization	(15,840)	(4,250)	(13,552)	(3,301)	(8,268)	(45,211)
Costs applicable to sales	$37,397	$27,749	$29,533	$22,084	$24,189	$140,952
Inventory Adjustments	(175)	(4,799)	(405)	(7)	(13,966)	(19,352)
By-product credit	—	—	—	(293)	—	(293)
Adjusted costs applicable to sales	$37,222	$22,950	$29,128	$21,784	$10,223	$121,307

Metal Sales
Gold ounces	32,731	7,651	35,452	24,573		100,407
Silver ounces	1,747,250	951,043		16,612	289,910	3,004,815
Zinc pounds					4,076,390	4,076,390
Lead pounds					4,330,862	4,330,862

Revenue Split
Gold	58%	41%	100%	100%
Silver	42%	59%			39%
Zinc					29%
Lead					32%

Adjusted costs applicable to sales
Gold ($/oz)	$660	$1,230	$822	$887
Silver ($/oz)	$8.95	$14.24			$14.14
Zinc ($/lb)					$0.75
Lead ($/lb)					$0.71

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,708	$28,656	$41,670	$17,691	$36,038	$174,763
Amortization	(14,212)	(3,963)	(12,537)	(2,225)	(9,878)	(42,815)
Costs applicable to sales	$36,496	$24,693	$29,133	$15,466	$26,160	$131,948
Inventory Adjustments	(39)	(2,045)	(156)	48	(11,872)	(14,064)
By-product credit	—	—	—	(188)	—	(188)
Adjusted costs applicable to sales	$36,457	$22,648	$28,977	$15,326	$14,288	$117,696

Metal Sales
Gold ounces	28,027	8,642	34,415	15,301	—	86,385
Silver ounces	1,709,406	961,634		12,364	364,961	3,048,365
Zinc pounds					5,302,508	5,302,508
Lead pounds					5,185,634	5,185,634

Revenue Split
Gold	57%	44%	100%	100%
Silver	43%	56%			34%
Zinc					38%
Lead					28%

Adjusted costs applicable to sales
Gold ($/oz)	$741	$1,153	$842	$1,002
Silver ($/oz)	$9.17	$13.19			$13.31
Zinc ($/lb)					$1.02
Lead ($/lb)					$0.77

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,772	$26,491	$43,902	$20,073	$34,811	$173,049
Amortization	(14,528)	(4,037)	(11,727)	(2,681)	(8,426)	(41,399)
Costs applicable to sales	$33,244	$22,454	$32,175	$17,392	$26,385	$131,650
Inventory Adjustments	(141)	(323)	(1,164)	(5)	(15,447)	(17,080)
By-product credit	—	—	—	(217)	—	(217)
Adjusted costs applicable to sales	$33,103	$22,131	$31,011	$17,170	$10,938	$114,353

Metal Sales
Gold ounces	27,394	8,511	31,335	18,086		85,326
Silver ounces	1,405,409	1,000,453	—	14,052	215,101	2,635,015
Zinc pounds					4,723,069	4,723,069
Lead pounds					2,747,847	2,747,847

Revenue Split
Gold	59%	42%	100%	100%
Silver	41%	58%			27%
Zinc					51%
Lead					22%

Adjusted costs applicable to sales
Gold ($/oz)	$713	$1,092	$990	$949
Silver ($/oz)	$9.66	$12.83			$13.73
Zinc ($/lb)					$1.18
Lead ($/lb)					$0.88